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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934

                       Commission File Number: 333-03741
                                               333-03741-01
                                   MUZAK LLC
                 (FORMERLY KNOWN AS MUZAK LIMITED PARTNERSHIP)
                           MUZAK CAPITAL CORPORATION

            (Exact name of registrant as specified in its charter)

                         2901 Third Avenue, Suite 400
                          Seattle, Washington  98121
                                (206) 633-3000
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           10% Senior Notes due 2003
           (Title of each class of securities covered by this Form)

                                     None
(Title of all other classes of securities for which a duty to file reports under
                        Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)  [_]          Rule 12h-3(b)(1)(ii)  [_]
         Rule 12g-4(a)(1)(ii) [_]          Rule 12h-3(b)(2)(i)   [_]
         Rule 12g-4(a)(2)(i)  [_]          Rule 12h-3(b)(2)(ii)  [_]
         Rule 12g-4(a)(2)(ii) [_]          Rule 15d-6            [_]
         Rule 12h-3(b)(1)(i)  [X]

Approximate number of holders of record as the certification or notice date: 21.

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Pursuant to the requirements of the Securities Exchange Act of 1934, Muzak LLC
and Muzak Capital Corporation have caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                   MUZAK LLC
                                   (FORMERLY KNOWN AS MUZAK LIMITED
                                   PARTNERSHIP)
                                   MUZAK CAPITAL CORPORATION

DATE:  March 31, 1999              BY: /s/Brad D. Bodenman
                                       ---------------------------
                                         Brad D. Bodenman
                                         Chief Financial Officer